Exhibit 99.1

News Release	Airgas, Inc. 259 N. Radnor-Chester Road Suite 100 Radnor, PA 19087-5283 www.airgas.com
Investor and Media Contact:
Jay Worley (610) 902-6206
jay.worley@airgas.com

For release:	Immediately Airgas Lowers Third Quarter Earnings Guidance
RADNOR, PA – January 8, 2009 —. Airgas, Inc. (NYSE: ARG) today lowered earnings guidance for its third quarter ended December 31, 2008.  The Company now expects fully diluted earnings per share for its third quarter to be in the range of $0.74 to $0.76, an increase of 10% to 13% over the prior year third quarter earnings of $0.67 per share.  The previously announced range was $0.82 to $0.84 per share.
Sales declined sharply in the month of December, driven by rapidly slowing macro economic conditions and extended shutdowns during the holiday season.  Total same-store sales for the quarter were essentially flat with the prior year, as hardgoods same-store sales contracted while gas and rent same-store sales slowed but remained positive.  The original guidance had assumed mid single-digit total same-store sales growth in the quarter.
“During the quarter we began implementation of expense reduction plans which represent about $35 million in annual savings, over and above the $10 million in annual savings generated by our previously identified operating efficiency programs,” said Airgas Chairman and CEO Peter McCausland.  “We are prepared to initiate further expense reductions if the low sales volumes we saw in December persist for very long.  We will issue fourth quarter guidance with our third quarter earnings release, and should have better visibility on sales and expenses at that time.”
A full review of the Company’s third quarter results and outlook for the remainder of fiscal 2009 will be provided during its third quarter earnings teleconference on January 29.  Details regarding the third quarter earnings release and teleconference will be released today.

About Airgas, Inc.
Airgas, Inc. (NYSE: ARG), through its subsidiaries, is the largest U.S. distributor of industrial, medical, and specialty gases, and hardgoods, such as welding equipment and supplies. Airgas is also one of the largest U.S. distributors of safety products, the largest U.S. producer of nitrous oxide and dry ice, the largest liquid carbon dioxide producer in the Southeast, and a leading distributor of process chemicals, refrigerants, and ammonia products. More than 14,000 employees work in over 1,100 locations, including branches, retail stores, gas fill plants, specialty gas labs, production facilities and distribution centers. Airgas also distributes its products and services through eBusiness, catalog and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.
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Forward-Looking Statements
This press release may contain statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases.  These statements include, but are not limited to: expectations for third quarter fully diluted earnings per share to be in the range of $0.74 to $0.76; and implementation of expense reduction plans which represent about $35 million in annual savings, over and above the $10 million in annual savings generated by our previously identified operating efficiency programs.  We intend that such forward-looking statements be subject to the safe harbors created thereby.  All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by us or any other person that the results expressed therein will be achieved.  Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include: adverse changes in customer buying patterns; customer acceptance of price increases; supply cost pressures; increased industry competition; our ability to successfully identify, consummate and integrate acquisitions; our continued ability to access credit markets on satisfactory terms; significant fluctuations in interest rates; increases in energy costs and other operating expenses; higher than expected implementation costs of the SAP system; conversion problems related to the SAP system that disrupts the Company’s business and negatively impacts customer relationships; the impact of tightened credit markets on our customers; the impact of changes in tax and fiscal policies and laws; the extent and duration of current recessionary trends in the U.S. economy; the effect of catastrophic events; political and economic uncertainties associated with current world events; and other factors described in the Company’s reports, including its March 31, 2008 Form 10-K, subsequent Forms 10-Q and other forms filed by the Company with the Securities and Exchange Commission.